Exhibit 99.(d)

EAGLE POINT ENHANCED INCOME TRUST

Multiple Class Plan

[   ], 2025

This Multiple Class Plan (the “Plan”) is applicable to the Eagle Point Enhanced Income Trust (the “Fund”). Each class of shares of the Fund will have the same relative rights and privileges and be subject to the same sales charges, fees and expenses except as set forth below. The Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Fund within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), may determine in the future that other allocations of expenses or other services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Shares of one class of the Fund may be exchanged for or converted into shares of another class of the Fund as set forth in the Fund’s prospectuses or as otherwise permitted by the officers of the Fund.

Class A Shares

Class A Shares are sold at net asset value per share plus the applicable sales charge, if any, as set forth in the Fund’s prospectus. Class A Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class A Shares are entitled to services and subject to fees under the Fund’s distribution and service plan (“Distribution and Service Plan”) adopted with respect to Class A Shares, on the terms set forth in the Fund’s prospectus. Class A Shares have exclusive voting rights with respect to matters that exclusively affect Class A Shares and separate voting rights on any matter submitted to shareholders in which the interests of Class A Shares differ from the interests of any other class.

Class C Shares

Class C Shares are sold at net asset value without a sales charge imposed at the time of purchase. If a shareholder tenders for repurchase Class C Shares which have been held for less than the time period specified in the applicable prospectus at the time of purchase (the “Purchase Prospectus”), a deferred sales charge, on the terms set forth in the Purchase Prospectus, may be imposed on the repurchase proceeds with respect to such Class C Shares. The deferred sales charge may be waived in the circumstances set forth in the relevant prospectus. Class C Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class C Shares are entitled to services and subject to fees under the Distribution and Service Plan adopted with respect to Class C Shares, on the terms set forth in the Fund’s prospectus. Class C Shares have exclusive voting rights with respect to matters that exclusively affect Class C Shares and separate voting rights on any matter submitted to shareholders in which the interests of Class C Shares differ from the interests of any other class.

Class I Shares

Class I Shares are sold at net asset value per share without a sales charge and are subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class I Shares are not subject to the Distribution and Service Plan. Class I Shares have exclusive voting rights with respect to matters that exclusively affect Class I Shares and separate voting rights on any matter submitted to shareholders in which the interests of Class I Shares differ from the interests of any other class.

Class AA Shares

Class AA Shares are sold at net asset value per share plus the applicable sales charge, if any, as set forth in the Fund’s prospectus. Class AA Shares are not subject to the Distribution and Service Plan. Class AA Shares have exclusive voting rights with respect to matters that exclusively affect Class AA Shares and separate voting rights on any matter submitted to shareholders in which the interests of Class AA Shares differ from the interests of any other class.

Class S Shares

Class S Shares are sold at net asset value per share plus the applicable sales charge, if any, as set forth in the Fund’s prospectus. Class S Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class S Shares are entitled to services and subject to fees under the Distribution and Service Plan adopted with respect to Class S Shares, on the terms set forth in the Fund’s prospectus. Class S Shares have exclusive voting rights with respect to matters that exclusively affect Class S Shares and separate voting rights on any matter submitted to shareholders in which the interests of Class S Shares differ from the interests of any other class.

Class-Specific Fees and Expenses

Expenses shall be allocated among classes in a manner that is fair and equitable. Expenses relating to the Fund generally will be allocated among each class based upon the relative net assets of each such class. Expenses relating only to a particular class shall be allocated to that class.

Expense Allocation

Fund expenses will be allocated monthly to the respective share classes in accordance with Rule 18f-3(c) as now or hereafter in effect, subject to the oversight of the Board of Trustees.

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